June 29, 2006

Ms. Ingrid Wiik
c/o Alpharma Inc.

Dear Ingrid:

The purpose of this letter agreement (the "Agreement") is to amend and restate your employment agreement with Alpharma Inc. (the "Company") dated October 26, 2000 (the "Prior Agreement"). Effective on the date of this Agreement, the terms of your employment by the Company shall be as follows:

    Employment Term. Subject to the provisions of Section 9 of this Agreement, you shall continue to be employed by the Company through June 30, 2006 (the "Employment Term") on the terms and conditions set forth in this Agreement, at which time you shall retire from all of your positions with the Company and its Affiliates, except for your position as a director of the Company. For purposes of this Agreement, "Affiliate" of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified.
    Position.
      During the Employment Term, you shall serve as the Company's President, Chief Executive Officer and Vice Chairman. In such positions, you shall have the duties and authority that are customary for persons in like positions at corporations of the size and type of the Company.
      During the Employment Term, you shall devote your full business time and reasonable best efforts to the performance of your duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the "Board"); provided that nothing herein shall preclude you from continuing to serve on any board of directors or trustees of any business corporation or any charitable organization on which you currently serve.
    Base Salary. While employed hereunder your annual rate of salary ("Base Salary") shall continue to be $710,000, payable in approximately equal semi-monthly installments (or as otherwise paid to senior executives of the Company). Your Base Salary includes compensation for your services as a director of the Company and as an officer and/or director of any of its Affiliates and you shall not receive additional compensation for such services.
    Annual Bonus. Your actual annual cash bonus for 2005 was $923,000, paid on March 11, 2006.
      Your bonus for 2006 shall be $355,000 and shall be payable on June 30, 2006.
    Work Location. During the Employment Term, you shall be expected to be present for significant amounts of time as required to perform your responsibilities at the Company's corporate offices in the United States and in Norway. The Company shall reimburse you for the moving costs reasonably incurred by you in relocating to Norway following termination (other than by the Company for Cause) of your employment hereunder. All moving expenses shall be fully grossed-up for any applicable taxes.
    Treatment of Equity Grants; Retention Payments; Performance Units. Your separation from employment with the Company that occurs on or prior to the end of the Employment Term shall be treated as a retirement under the terms of any options that you currently hold to purchase, or rights you hold to receive, Company stock under the Company's equity compensation plans, except that, if you are employed continuously by the Company between the date hereof and June 30, 2006 (or such earlier date of termination of employment described in Section 9(b)), the unvested portion of the option awarded to you on February 27, 2003 under the Company's 1997 Incentive Stock Option Plan to purchase 25,000 shares of Company stock shall become fully vested and exercisable on June 30, 2006 (or such earlier termination date, as applicable).
      You acknowledge and agree that the unvested 50,000 shares of restricted stock of the Company awarded to you on May 19, 2003 under the Company's 2003 Omnibus Incentive Compensation Plan shall be forfeited, pursuant to the terms thereof, on the date of your termination of employment.
      You shall receive on June 30, 2006 a special award (the "Special Award") of $1,475,000.
      You shall receive, six months and one day following the end of the Employment Term, subject to your execution and non-revocation of a release in the form attached as Exhibit 1 to this Agreement (the "Release"), a retention payment (the "Retention Payment") equal to $1,420,000, payable in a lump sum in cash, plus any interest earned by Alpharma on such amount in an interest-bearing account between the end of the Employment Term to the date of payment.
      You shall receive, six months and one day following the end of your Employment Term, in respect of the unpaid Performance Units granted to you under the Company's 2003 Omnibus Incentive Compensation Plan, subject to your execution and non-revocation of the Release, a payment in cash equal to $833,333 in the aggregate (the "Performance Unit Payment"), plus any interest earned by Alpharma on such amount in an interest-bearing account between the end of the Employment Term to the date of payment.
    Perquisites and Benefits. During the Employment Term, the Company shall provide you with (or reimburse you for) use of an appropriate automobile in the United States and in Norway, plus reimbursement for garaging, insurance and maintenance. In addition, during the Employment Term, you shall be entitled to participate in all employee benefit plans and programs (other than retirement plan benefits which shall be as set forth in Section 8) that are available to senior executives of the Company on the same basis as other senior executives of the Company, including, but not limited to, the following programs (as they may be amended from time to time):
      Life insurance;
      Disability insurance program;
      401(k) Savings Plan;
      Health and medical insurance;
      Employee Stock Purchase Plan;
      Deferred Compensation Plan;
      Paid Vacation and Holidays; and
      Tax and Financial Services Planning ($10,000 per year for each of 2005 and 2006) in addition to the cost of tax advice arising from your status as a Norwegian citizen resident in the United States and your shift of residence from the United States back to Norway, and associated tax issues), fully grossed-up for any applicable taxes.

      During your employment hereunder reasonable business expenses incurred by you in the performance of your duties hereunder shall be reimbursed by the Company in accordance with Company policies.

      8. Special Retirement Benefit. The Company shall provide you, upon your retirement, an annual retirement benefit, payable in equal monthly installments, in accordance with the terms of Section 8 of the Prior Agreement, the terms of which are incorporated herein. You acknowledge and agree that you are not entitled to receive any other retirement benefits from the Company or its Affiliates, other than (a) any amounts you are entitled to receive as retirement benefits under any defined contribution plan or program funded by the Company and any defined benefit plan maintained by the Company or any Affiliate or predecessor thereof in Norway, including retirement benefits you receive under any governmental program (however funded) (collectively, your "Additional Retirement Benefits") and (b) as described in the foregoing sentence.

      9. Termination of Employment. Your employment under this Agreement shall terminate on June 30, 2006, but may be terminated by the Company prior thereto for any reason on 30 days written notice to you; provided that if your employment is terminated by the Company for Cause, no such advance notice shall be required.

      Termination By the Company for Cause or By You Without Good Reason.
        For purposes of this Agreement, "Cause" shall mean (A) your willful failure to perform your duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to you of such failure, (B) your conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude, or (C) your willful malfeasance or willful misconduct in connection with your duties hereunder, or any other act or omission, which is materially injurious to the financial condition or business reputation of the Company.
        If your employment is terminated by the Company for Cause, or if you resign without Good Reason, in either case prior to June 30, 2006, the Employment Term shall end, and you shall be entitled to receive subject to your execution and non-revocation of the Release:
          your Base Salary through the date of termination;
          any Annual Bonus earned, but unpaid as of the date of termination, for the immediately preceding fiscal year, paid in accordance with Section 4 and the Special Award described in Section 6(c) payable in accordance with the terms thereof;
          reimbursement (within 60 days following submission by you to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by you in accordance with Company policy prior to the date of your termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of your termination of employment, and, unless you have been terminated by the Company for Cause, the moving costs set forth in Section 5; and
          such employee benefits, if any, as to which you may be entitled under the employee benefit plans of the Company and Section 8 (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

      Following such termination of your employment by the Company for Cause or your resignation without Good Reason, except as set forth in this Section 9(a)(ii), you shall have no further rights to any compensation or any other benefits under this Agreement.

      Termination By the Company Without Cause or due to death or Disability or Resignation by You for Good Reason.
        For purposes of this Agreement, "Good Reason" shall mean (A) the failure of the Company to pay Base Salary or Annual Bonus when due hereunder, (B) any material adverse change in your authority or responsibilities from those described in Section 2 or (C) a "Change-in-Control of Alpharma" as defined in the Company's Change in Control Plan; provided that either of the events described in clauses (A) and (B) of this Section 9(b)(i) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from you of written notice of the event which would provide the basis for Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date. "Disability" shall mean your physical or mental incapacity as a result of which you are unable, for a period of six consecutive months, to perform your duties.
        If your employment is terminated in accordance with this Agreement by the Company without Cause, by reason of your death or if you resign for Good Reason, in each case prior to June 30, 2006 the Employment Term shall end, and you shall be entitled to receive, subject, except in the case of your death, to your execution and non-revocation of the Release:
          the Accrued Rights;
          the remainder of your Base Salary, paid in equal semi-monthly installments as if you had remained employed hereunder through June 30, 2006;
          the vesting and exercisability rights described in Sections 6(a) and 6(b);
          any unpaid Special Award not included in the Accrued Rights, payable on June 30, 2006;
          any Retention Payment not included in the Accrued Rights payable as described in, and with interest calculated pursuant to, Section 6(d);
          the Performance Unit Payment, calculated as if you had remained employed hereunder through June 30, 2006, and payable as described in, and with interest calculated pursuant to, Section 6(e); and
          any unpaid bonus amount described in Section 4 (b) and not included in the Accrued Rights, payable when specified in Section 4.

    Following your termination of employment by the Company without Cause or by reason of your death or Disability or by your resignation for Good Reason, except as set forth in this Section 9(b)(ii) and Section 12(l), you shall have no further rights to any compensation or any other benefits under this Agreement.

    (c) Company Car. You shall have an option, for 90 days following the end of the Employment Term, to buy the car the Company has leased to you in Norway in an arms length transaction. The purchase price shall equal the appraised value of the car.

    (d) Notice of Termination. Any purported termination of employment by the Company or by you (other than due to expiration of the Employment Term or your death) under this Section 9 shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h). For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

    (e) Internal Board/Committee Resignation. Upon termination of your employment for any reason, you agree to resign, as of the date of such termination and to the extent applicable, from all internal boards of directors of the Company's Affiliates (and any committees thereof) and from all other positions with any of the Company's Affiliates; provided, however, you shall continue to serve on the Company's Board of Directors including any committee thereof on which you serve for such time following your termination as you are elected and agree to serve.

    Noncompetition; Confidentiality. You agree that during your employment hereunder, and for a period of one year thereafter you shall not engage in any activity as an officer, director, employee, consultant, investor or otherwise on behalf of any business or other entity that is engaged in competition with any business in which the Company or any of its Affiliates is engaged at the time of your termination of employment anywhere in the geographical area in which the Company or any of its Affiliates conducts such business. You will not at any time (whether during or after your employment) (i) retain or use for the benefit, purposes or account of you or any other person or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company and its Affiliates (other than its professional advisers who are bound by confidentiality obligations) any non-public, proprietary or confidential information -- including without limitation rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to you on a confidential basis ("Confidential Information") without the prior written authorization of the Board. "Confidential Information" shall not include any information that is (i) generally known to the industry or the public other than as a result of your breach of this covenant or any breach of other confidentiality obligations by third parties or (ii) made legitimately available to you by a third party without breach of any confidentiality obligation. Anything herein to the contrary notwithstanding, the confidentiality provisions of this Section 10 shall not apply (A) when disclosure is required by law or by any court or administrative or legislative body (including any committee thereof) with jurisdiction to order you to disclose or make accessible any information; (B) with respect to any other litigation involving this Agreement, including, but not limited to, the enforcement of this Agreement; or (C) as reasonably necessary in connection with any assistance provided by you pursuant to Section 12(i) or pursuant to your duties are a director; provided that in the case of clause (A) you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. Upon termination of your employment for any reason, you agree to return to the Company any and all property of the Company of any kind or description whatsoever which on the date of termination is in your possession or under your control; provided that you may continue to keep and use for a reasonable period of time the Company's computer currently in your possession. Anything to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes, (iv) copies of plans, programs and agreements relating to your employment, or termination thereof, with the Company, (v) minutes, presentation materials and personal notes from any meeting of the Company's board of directors, or any committee thereof, while you were a member of the board and (vi) any all materials you reasonably believe relate to your continued service as a member of the Company's board of directors.

    11. Tax Matters.

    Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by you in connection with a "change in the ownership or effective control" of the Company or "in the ownership of a substantial portion of the assets" of the Company (a "change in control") for purposes of Code Section 280G (whether pursuant to the terms of this Agreement ("Contract Payments") or pursuant to any other plan, arrangement or agreement with (1) the Company or any of its subsidiaries, (2) any person whose actions result in a change in control or (3) any Affiliate of the Company or such person (collectively with the Contract Payments, "Total Payments")) would, as determined by tax advisers selected by the Company, result in any "Excess Parachute Payments" as defined in Code Section 280G being subject to the tax ("Excise Tax") imposed by Code Section 4999, then Contract Payments provided pursuant to this Agreement shall be reduced to the extent necessary so that no portion of all Contract Payments shall be subject to the Excise Tax, but only if, by reason of such reduction, your "net after-tax benefit" (defined below) shall exceed what the net after-tax benefit would have been if such reduction were not made and you paid such Excise Tax. "Net after-tax benefit" shall mean (1) the sum of the Total Payments which you receive or are then entitled to receive that would constitute a "parachute payments" within the meaning of Section 280G of the Code, less (2) the amount of federal income taxes payable with respect to the Total Payments calculated at the maximum marginal income tax rate for each year in which the Total Payments shall be paid to you (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (3) the amount of Excise Taxes imposed with respect to the Total Payments by Section 4999 of the Code.

    12. Miscellaneous.

      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
      Entire Agreement/Amendments. This Agreement and the Release contain the entire understanding of the parties with respect to your employment by the Company and supersede all prior agreements and understandings between you and the Company (except, to the extent not modified herein, for (i) award agreements under which you have been granted (A) options in 2000, 2001, 2002, 2003, 2004 and 2005 to purchase a total of 414,500 shares of the Company's common stock and (B) a total of 95,000 restricted shares of the Company's common stock in 2004 and 2005 and (ii) plans, programs and agreements described in Section 7 or pursuant to which you are entitled to Additional Retirement Benefits (the items in clauses (i) and (ii), collectively, the "Continuing Agreements")), including but not limited to the Prior Agreement. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, promises, restrictions, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
      No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
      Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of you) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of any disposition of all or substantially all of the assets of the Company, it shall use its reasonable best efforts to cause such assignee or transferee to assume the liabilities, obligations and duties of the Company hereunder, either contractually or as a matter of law. None of your rights or obligations under this Agreement may be assigned or transferred by you, without the Company's prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law.
      Set Off; Mitigation. The Company's obligation to pay you the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by you to the Company or its Affiliates. You shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and any amount otherwise payable hereunder shall not be reduced on account of any of your earnings pursuant to such employment.

(g) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (together with interest as provided in Sections 6(d) and 6(e)) until the date that is six months following your termination of employment with the Company (or the earliest date permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral shall make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

One Executive Drive
Fort Lee, New Jersey 07024

Attention: General Counsel

If to you:

To the most recent address set forth in the personnel records of the Company.

(i) Cooperation. You shall provide your reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment hereunder; provided that (i) in any matter subject to this Section 12(i), you shall not be required to provide any cooperation if such cooperation is materially adverse to your legal interests and you shall not be required to act against the best interests of any new employer or new business venture in which you are a partner or active participant where the interests of your new employer or new business venture are materially adverse to the interests of the Company, and (ii) any request for such cooperation shall take into account (A) the significance of the matters at issue in the litigation, arbitration, proceeding or investigation and (B) your other personal and business commitments. The Company agrees to provide you reasonable notice, to the extent practicable, in the event your assistance is required. The Company shall reimburse you for the reasonable expenses and costs actually incurred by you as a result of providing such assistance, upon the submission of the appropriate documentation to the Company. Such expenses and costs shall include, without limitation, reasonable travel costs and reasonable legal fees to the extent such amounts are approved by the Company, such approval not to be unreasonably withheld. Your entitlement to reimbursement of such expenses and costs, including legal fees, pursuant to this Section 12(i), shall in no way affect your rights to be indemnified and/or advanced expenses in accordance with the Company's corporate documents and any applicable insurance policy. This section shall survive any termination of your employment or this Agreement.

(j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such U.S. Federal, state, local and non-U.S. taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. For this purpose, a facsimile copy or PDF shall be deemed an original.

(l) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations or as otherwise provided herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ALPHARMA INC.	INGRID WIIK
_/s/ Peter Tombros________________	/s/ Ingrid Wiik__________________
By: Peter Tombros Title: Chairman, Board of Directors

Exhibit 1

Mutual Release of All Claims

Dear Ingrid:

This General Release of All Claims ("Agreement") summarizes our mutual understanding regarding termination of your employment with Alpharma Inc. (the "Company") and its affiliates under the terms of your employment agreement with the Company dated June 28, 2006 (the "Employment Agreement").

1. General Release. Except for the rights set forth in this Agreement and the rights set forth in the Employment Agreement or the Continuing Agreements (as such term is defined in the Employment Agreement), you irrevocably and unconditionally release and forever discharge the Company and its parents, subsidiaries and affiliates and each of their respective stockholders, predecessors, successors, assigns, agents, directors, officers, employees and representatives ("Released Parties"), from any and all, whether known or unknown, claims, liabilities, losses, agreements, rights, causes of action and expenses of any nature whatsoever, by reason of any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you including, without limitation, those relating to your employment with the Company or its affiliates, or concerning the termination of such employment, which you may now or at any time hereafter have against any of the Released Parties. This includes, but is not limited to, any claims or rights you may have under any Federal, State or local laws or regulations prohibiting employment discrimination on the basis of race, color, national origin, religion, sex, age, sexual orientation, ancestry, medical condition, marital status, physical or mental disability (including, but not limited to, those covered by the New York Human Rights Law, Exec. Law Section 290 et seq.; the New York City Administrative Code, Title 8, Chapter 1, Section 8-107 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.; the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. Section 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq.; and the Employee Retirement Income Security Act, as amended, 29 U.S.C. Section 1001 et seq.). Subject to the first sentence of this paragraph, this also includes, but is not limited to, a release of any claims or rights you may have based upon contract, covenant, public policy or tort. If, notwithstanding this Agreement, you bring an action against any of the Released Parties, based on any matter otherwise covered by this Agreement, you agree that you will pay all costs and expenses incurred by any of the Released Parties in defending against such suit, including reasonable attorney fees.

Notwithstanding anything in this Agreement to the contrary, the release provided for in the immediately preceding paragraph shall not apply to (i) claims that you may have against the Company for reimbursement of ordinary and necessary business expenses incurred by you during the course of your employment; (ii) claims for which you are entitled to be indemnified under the Company's Certificate of Incorporation or By-laws or under applicable law or pursuant to the Company's directors' and officer's liability insurance policies; and (iii) any rights that you may have as a current, future or former member of the board of directors of the Company.

Notwithstanding the possibility that you may hereafter discover facts different from or in addition to those you now know or believe to be true, you hereby expressly waive all rights under any statute or legal principle of similar effect in respect of the claims as set forth in this Paragraph 1 above except for the matters set forth in this Agreement. You represent that you are the sole owner of all rights, interests and claims released herein.

In consideration of this Agreement, except for their rights pursuant to this Agreement and the Employment Agreement, all of which rights it is understood that they expressly reserve, the Company and its subsidiaries hereby irrevocably and unconditionally release and discharge you and your successors and assigns of and from any and all, whether known or unknown, claims, liabilities, losses, agreements, rights, causes of action and expenses of any nature whatsoever, by reason of any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by the Company including, without limitation, those relating to your employment with the Company or its affiliates, or concerning the termination of such employment which the Company and its affiliates may now or at any time hereafter have against you and your successors and assigns. If, notwithstanding this Agreement, the Company or its affiliates bring an action against you based on claims from which you have been released, the Company agrees that it will pay all its costs and expenses incurred by you in defending against such suit, including reasonable attorney fees.

2. Non-admission of Liability. You agree not to assert that this Agreement is an admission of guilt or wrongdoing on the part of the Released Parties because the Released Parties do not believe or admit that any of them has done anything wrong. In addition, the Company agrees not to assert that this Agreement is an admission of guilt or wrongdoing on your part because you do not believe or admit that you have done anything wrong.

3. Non-Disparagement. For two years following the date of this Release, you agree that you will not at any time make any written or oral statements, representations or other communications that disparage or are otherwise damaging to the business or reputation of the Company or its affiliates or any officer, director or employee of the Company or its affiliates (other than to the extent necessary to respond in an appropriate manner to any legal process or give appropriate testimony in a legal or regulatory proceeding or to respond to incorrect, disparaging or derogatory statements made by the Company or any of its officers or directors) and the Company agrees that neither it nor its subsidiaries will make any written or oral statements, representations or other communications that disparage or are otherwise damaging to your reputation (other than to the extent required by law or necessary to respond in an appropriate manner to any legal process or give appropriate testimony in a legal or regulatory proceeding or to respond to incorrect, disparaging or derogatory statements made by you).

4. Review and Revocation. You understand that you have been given a period of twenty-one (21) days to review and consider this Agreement before signing it. You further understand that you may use as much of this twenty-one (21) day period as you wish prior to signing. You are strongly encouraged to consult with an attorney before signing this Agreement. However, you understand that whether or not to do so is your decision.

You may revoke this Agreement within seven (7) days of your signing it. Revocation can be made by delivering a written notice of revocation to the General Counsel of Alpharma. For this revocation to be effective, written notice must be received by such General Counsel at One Executive Drive, Fort Lee, New Jersey 07024, no later than 5:00 p.m. on the seventh day after you sign this Agreement. If you revoke this Agreement it shall not be effective or enforceable.

5. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of New York notwithstanding any New York or other conflict of law provision to the contrary.

6. Severability. You and the Company both agree that if any term of this Agreement is invalid or unenforceable that term will be inoperative, but the remaining terms will not be affected and will be construed and enforced as if this Agreement did not contain the invalid term.

Sincerely,

ALPHARMA INC.

By: /s/ Peter Tombros________
Peter Tombros
Chariman of the Board

I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, THAT I UNDERSTAND IT, AND THAT I AM VOLUNTARILY ENTERING INTO IT. AS THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, I HAVE READ THIS AGREEMENT VERY CAREFULLY.

AGREED TO: _/s/ Ingrid Wiik_______

INGRID WIIK

DATE: _________June 29, 2006______